Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of XORTX Therapeutics Inc. (the “Company”), of our report dated March 21, 2025, on the consolidated statement of financial position of the Company as of December 31, 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2024, included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 12, 2025.

We also consent to the reference to us under the captions “Prospectus Summary – Recent Development” and “Experts”.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

September 24, 2025

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
Telephone (604) 687-0947 Davidson-co.com